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                                     EXHIBIT 99.3


                        CELLSTAR COMPLETES NEW CREDIT FACILITY


    CARROLLTON, TEXAS, OCTOBER 17, 1997 -- CellStar Corporation [Nasdaq: CLST] announced today that it has completed a new $135.0 million multicurrency revolving credit facility, which was arranged by Chase Securities Inc. and led by Texas Commerce Bank National Association, The First National Bank of Chicago and National City Bank of Kentucky, as co-agents, for a syndicate of banks that also includes Credit Lyonnais, The Fuji Bank, Limited and Wells Fargo Bank (Texas), National Association.

    The new facility has a term of approximately five years, replaces the Company's previous $90.0 million revolving credit facility and provides the ability to borrow in multiple currencies to support the Company's working capital requirements and growth plans.

    "We are very pleased with our new bank group which gives us geographic coverage around the globe," stated Mark Q. Huggins, Senior Vice President and Chief Financial Officer. "This new bank facility furnishes us with more attractive financing costs and much greater financial flexibility."

    Dick Gozia, President and Chief Operating Officer of CellStar noted, "The completion of this new $135.0 million bank facility combined with the $150.0 million offering of convertible subordinated notes that was closed on Tuesday of this week provides CellStar with over $190.0 million in additional capital to allow us to take advantage of attractive business opportunities on a timely basis and to help us grow in the future."

    CellStar Corporation is a global integrated wholesaler and retailer of wireless phones and other wireless communications products with operations in the United States, the Asia-Pacific Region, Latin American and the United Kingdom. The Company is one of the world's largest non-carrier wholesale distributors of wireless phones for Motorola, Inc., Nokia Phones, Inc. and Ericcson, Inc. and is also a wholesale distributor of wireless phones for QUALCOMM and NEC Corporation in the United States.